SUB-ITEM 77Q2




W. Thomas London, a Trustee of MFS Special Value Trust, failed to file a report as required under Section 16(a) of the Securities Act of 1933 in a timely manner during the Trust's most recent fiscal year. W. Thomas London filed one report delinquently which involved two transactions.